Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES PRELIMINARY FOURTH QUARTER RESULTS,
PROVIDES UPDATES ON AMERICAN PLACE AND CHAMONIX PROJECTS

Las Vegas – January 19, 2022 – Full House Resorts, Inc. (Nasdaq: FLL) today announced preliminary results for the fourth quarter ended December 31, 2021. The preliminary results are subject to the completion of the final financial statements and our final closing procedures. The preliminary results have not been audited or reviewed by the Company’s independent registered public accounting firm, Deloitte & Touche LLP, and should not be viewed as a substitute for full financial statements prepared in accordance with generally accepted accounting principles. The Company’s actual results may differ as a result of the Company’s financial closing procedures, final adjustments and other developments that may arise between now and the time that the Company’s results for the fourth quarter and annual period are finalized.

For the fourth quarter of 2021, consolidated total revenues are expected to be in the range of $43.0 million to $43.5 million, compared to $38.3 million for the fourth quarter of 2020. Consolidated operating income for the fourth quarter of 2021 is expected to be in the range of $4.9 million to $6.1 million, compared to operating income of $7.7 million for the fourth quarter of 2020. Net income is expected to be in the range of $4.2 million to $5.9 million for the fourth quarter of 2021, compared to $3.5 million in the fourth quarter of 2020. Adjusted EBITDA(a) is expected to be in the range of $7.3 million to $8.5 million for the fourth quarter of 2021, which reflects adverse hold in the Company’s Nevada and Indiana segments and approximately $1.7 million of expenses related to corporate initiatives that are not expected to recur in future periods. Adjusted EBITDA for the fourth quarter of 2020 was $9.8 million, including the sale of “free play” at Rising Star for $2.1 million. A similar “free play” sale for $2.1 million also occurred during 2021, but in the third quarter. As of December 31, 2021, the Company had approximately $265 million of cash and equivalents, including approximately $177 million of restricted cash dedicated to the construction of its Chamonix Casino Hotel project.

Given the Company’s estimated preliminary results for the fourth quarter, results for the full year are expected to be its highest for at least the past eight years. Consolidated total revenues in 2021 are expected to be in the range of $179.9 million to $180.4 million, compared to $125.6 million in 2020. Consolidated operating income in 2021 is expected to be in the range of $36.9 million to $38.1 million, compared to operating income of $10.5 million in 2020. Net income in 2021 is expected to be in the range of $10.9 million to $12.6 million, compared to $0.1 million in 2020. Adjusted EBITDA in 2021 is expected to be in the range of $46.6 million to $47.8 million, including approximately $2.1 million of expenses related to corporate initiatives that are not expected to recur in future years. Adjusted EBITDA in 2020 was $19.7 million.

Additionally, the Company announced today details regarding its plans for a temporary casino in Waukegan, Illinois. Named The Temporary by American Place, the Company plans to invest approximately $100 million in its temporary facility, which includes significant upfront gaming license payments and the purchase of slot machines that are expected to be transferred to the permanent casino once opened. The Company intends to finance The Temporary with new debt and expects to open the facility in mid-2022 with approximately 1,000 slot machines and 50 table games, subject to regulatory approval. The Company has agreed to purchase approximately ten acres of strategically-important land adjoining the 29-acre casino site to be leased from the City of Waukegan. The temporary casino will be in a “sprung structure” at one end of the combined 39-acre site and will utilize many of the same parking lots that will serve the permanent casino, to be built at the other end. For detailed renderings and a video flythrough of the permanent American Place facility, please visit www.AmericanPlace.com.

The Company also announced today that it has increased the anticipated investment for its luxury Chamonix Casino Hotel, currently under construction in Cripple Creek, Colorado. The revised Chamonix budget is $250 million, reflecting completion of sub-contracting of much of its hard-dollar construction budget. The increased construction costs reflect supply chain issues, inflation, and a difficult construction environment. Management believes that there will not be further budget increases. The Company has sufficient cash and resources to complete the project at the higher budget number and is, accordingly, transferring cash to its restricted construction cash account to fund the increased construction costs, in accordance with its debt covenants.

From July 2021 through November 2021, Colorado’s statewide reported gaming revenues increased 42% versus the prior-year period. During such period, Cripple Creek’s gaming revenues increased 26%, while Black Hawk’s gaming revenues increased 50% when compared to the similar 2020 period. These increases reflect the elimination of betting limits in mid-2021, as well as the opening of a 516-guestroom, four-star hotel in Black Hawk and an approximately 100-guestroom, “comfort style” hotel built by a competitor in Cripple Creek. Reported statewide gaming revenues for all of 2019 were $834 million. Due to the strong recent increases in Colorado’s overall gaming revenues, management remains confident that its high-end Chamonix Casino Hotel project will earn a high return on investment. For detailed renderings of the project and two webcams of the construction underway, please visit www.ChamonixCO.com. The Company continues to expect to open Chamonix in the second quarter of 2023.

(a) Reconciliation of Non-GAAP Financial Measure

The Company utilizes Adjusted Segment EBITDA, a financial measure in accordance with generally accepted accounting principles (“GAAP”), as the measure of segment profit in assessing performance and allocating resources at the reportable segment level. Adjusted Segment EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, project development and acquisition costs, non-cash share-based compensation expense, and corporate-related costs and expenses that are not allocated to each segment. The Company also utilizes Adjusted EBITDA (a non-GAAP measure), which is defined as Adjusted Segment EBITDA net of corporate-related costs and expenses.

Although Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, the Company believes this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity. The Company utilizes this metric or measure internally to focus management on year-over-year changes in core operating performance, which it considers its ordinary, ongoing and customary operations and which it believes is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations.

A reconciliation of Adjusted EBITDA is presented below. However, you should not consider this measure in isolation or as a substitute for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Full House Resorts, Inc.

Non-GAAP Financial Information

Reconciliation of Net Income and Operating Income to Adjusted EBITDA

(In Millions, Unaudited)

	Preliminary Estimated Results Range(1)
	Fourth Quarter 2021		Full Year 2021
	Low End	High End	Low End	High End
Net income	$4.2	$5.9	$10.9	$12.6
Income tax expense (benefit)	0.1	(0.1)	0.5	0.3
Interest expense, net of amounts capitalized	6.2	6.0	23.7	23.5
(Gain) loss on extinguishment of debt	(5.6)	(5.7)	0.5	0.4
Adjustment to fair value of warrants	—	—	1.3	1.3
Operating income	4.9	6.1	36.9	38.1
Project development costs	0.3	0.3	0.8	0.8
Depreciation and amortization	1.8	1.8	7.2	7.2
Loss on disposal of assets, net	—	—	0.7	0.7
Stock-based compensation	0.3	0.3	1.0	1.0
Adjusted EBITDA	$7.3	$8.5	$46.6	$47.8

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(1)	Figures presented are projected estimates for the fourth quarter and full year of 2021, respectively.

This press release contains preliminary unaudited and estimated financial results which are subject to the completion of the final financial statements, including the review of those financial statements by the Company’s internal accounting professionals and its audit committee, and the completion of the annual audit by the Company’s independent registered public accounting firm. The preliminary financial results included in the press release have been prepared by, and are the responsibility of, the Company’s management. The Company’s actual financial results for the fourth quarter of 2021 have not yet been finalized by management. These results are not a comprehensive statement of all financial results for the fourth quarter of 2021. The Company is required to consider all available information through the finalization of its financial statements and their possible impact on its financial conditions and results of operations for the period. As a result, subsequent information or events may lead to material differences between the information about the preliminary results of operations described in this press release and the results of operations described in the Company’s subsequent annual report. Accordingly, you should use caution and not place undue reliance on the preliminary financial results.

Forward-looking Statements

This press release contains statements by Full House and our officers that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this press release include those regarding our expected results of operations; the expected returns for Chamonix and our other development projects; the expected construction budgets, expected completion dates, and expected amenities for our Chamonix, The Temporary and American Place projects and the ability to obtain debt financing for The Temporary. Such risks include, without limitation, our ability to repay our substantial indebtedness; potential actions by government officials at the federal, state or local level in connection with the COVID-19 pandemic, including, without limitation, additional shutdowns, travel restrictions, social distancing measures or shelter-in-place orders; our ability to effectively manage and control expenses as a result of the pandemic; our ability to complete Chamonix, The Temporary or American Place on-time and on-budget; changes in guest visitation or spending patterns due to COVID-19 or other health or other concerns; a decrease in overall demand as other competing entertainment venues continue to re-open; construction risks, disputes and cost overruns; dependence on existing management; competition; uncertainties over the development and success of our expansion projects; inflation and its potential impacts on labor costs and the prices of food, construction, and other materials; the effects of potential disruptions in the supply chains for goods, such as food, lumber, and other materials; general macroeconomic conditions; and regulatory and business conditions in the gaming industry (including the possible authorization or expansion of gaming in the states we operate or nearby states). Additional information concerning potential factors that could affect our financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the most recently ended fiscal year and our other periodic reports filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or revise our forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

About Full House Resorts, Inc.

Full House Resorts, Inc. owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; Stockman’s Casino in Fallon, Nevada; and Grand Lodge Casino, located within the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada. The Company is currently constructing Chamonix Casino Hotel, a new luxury hotel and casino in Cripple Creek, Colorado. In December 2021, the Company was chosen by the Illinois Gaming Board to develop American Place, a new gaming and entertainment destination to be built in Waukegan, Illinois, subject to final regulatory approvals. For further information, please visit www.fullhouseresorts.com.

Contact:

Lewis Fanger, Chief Financial Officer

Full House Resorts, Inc.

702-221-7800

www.fullhouseresorts.com